As filed with the Securities and Exchange Commission on November 7, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

 Under

THE SECURITIES ACT OF 1933

Science 37 Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-4278203 (I.R.S. Employer Identification No.)

800 Park Offices Drive, Suite 3606

Research Triangle Park, North Carolina 27709

(Address of principal executive offices) (Zip code)

Science 37 Holdings, Inc. 2021 Incentive Award Plan

Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan

Science 37 Holdings, Inc. Amended and Restated 2022 Employment Inducement Incentive Award Plan

(Full title of the plan)

Christine Pellizzari

Chief Legal and Human Resources Officer

Science 37 Holdings, Inc.

800 Park Offices Drive, Suite 3606

Research Triangle Park, North Carolina 27709

(984) 377-3737

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Jurgita Ashley

Thompson Hine LLP

3900 Key Center

27 Public Square

Cleveland, Ohio 44114

(216) 566-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Science 37 Holdings, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) to register the offering of an additional 44,750,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Registrant. The shares of Common Stock being registered herein include (i) 31,150,000 shares of Common Stock issuable or that may become issuable pursuant to the Science 37 Holdings, Inc. 2021 Incentive Award Plan (the “2021 Plan”), (ii) 3,600,000 shares of Common Stock issuable or that may become issuable pursuant to the Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), and (iii) 10,000,000 shares of Common Stock issuable pursuant to the Science 37 Holdings, Inc. Amended and Restated 2022 Employment Inducement Incentive Award Plan (the “Inducement Plan”).

The additional shares of Common Stock are issuable or may become issuable pursuant to the 2021 Plan and the ESPP as a result of the operation of the “evergreen” provisions in each such plan, each of which provides that the total number of shares of Common Stock subject to such plan may be increased each year pursuant to a specified formula. The additional shares of Common Stock are issuable pursuant to the Inducement Plan as a result of an increase to the reserve under such plan, as approved by the Registrant’s Board of Directors on November 1, 2023.

The additional shares of Common Stock issuable or that may become issuable pursuant to the 2021 Plan and the ESPP are securities of the same class as other securities for which Registration Statements on Form S-8 were filed with the Commission on February 10, 2022 (File No. 333-262610) and August 11, 2022 (File No. 333-266801), and the additional shares of Common Stock issuable pursuant to the Inducement Plan are securities of the same class as other securities for which a Registration Statement on Form S-8 was filed with the Commission on November 10, 2022 (File No. 333-268303) (all such registration statements collectively, the “Prior Registration Statements”). Accordingly, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8, except to the extent supplemented, amended or superseded by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 6, 2023;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023, and September 30, 2023 filed with the Commission on May 15, 2023, August 8, 2023, and November 7, 2023, respectively;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on March 6, 2023, March 13, 2023, April 11, 2023, April 19, 2023, May 2, 2023, May 11, 2023, May 15, 2023, June 27, 2023, August 8, 2023, and November 7, 2023 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

(d)	the description of the Registrant’s Common Stock set forth in Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, together with any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission be deemed incorporated herein by reference unless such report or other filing expressly provides to the contrary.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description	Incorporated by Reference			Filed Herewith
		Form	Exhibit	Date Filed
4.1	Second Amended and Restated Certificate of Incorporation.	S-1 (File No. 333-260828)	3.1	November 5, 2021
4.2	Amended and Restated Bylaws of Science 37 Holdings, Inc.	8-K	3.3	October 13, 2021
4.3	Specimen Stock Certificate of Science 37 Holdings, Inc.	8-K	4.1	October 13, 2021
5.1	Opinion of Thompson Hine LLP.				X
23.1	Consent of Independent Registered Public Accounting Firm.				X
23.2	Consent of Thompson Hine LLP (included in Exhibit 5.1).				X
24.1	Power of Attorney (included in the signature page to this Registration Statement).				X
99.1	Science 37 Holdings, Inc. 2021 Incentive Award Plan.	S-8 (File No. 333-262610)	99.1	February 10, 2022
99.2	Form of Option Agreement under Science 37 Holdings, Inc. 2021 Incentive Award Plan.	8-K	10.14	October 13, 2021
99.3	Form of Restricted Stock Unit Agreement under Science 37 Holdings, Inc. 2021 Incentive Award Plan.	8-K	10.15	October 13, 2021
99.4	Form of Restricted Stock Unit Agreement under the 2021 Incentive Award Plan (Exchange Offer).	SC TO-I	(a)(1)(L)	April 3, 2023
99.5	Form of Restricted Stock Unit Agreement under Science 37 Holdings, Inc. 2021 Incentive Award Plan (2023).	10-Q	10.1	November 7, 2023
99.6	Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan.	S-8 (File No. 333-262610)	99.2	February 10, 2022
99.7	Science 37 Holdings, Inc. Amended and Restated 2022 Employment Inducement Incentive Award Plan.	10-Q	10.2	November 7, 2023
99.8	Form of Option Agreement under 2022 Employment Inducement Incentive Award Plan.	10-K	10.11	March 6, 2023
99.9	Form of Restricted Stock Unit Agreement under 2022 Employment Inducement Incentive Award Plan.	10-K	10.12	March 6, 2023
107	Filing Fee Table.				X

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Research Triangle Park, State of North Carolina, on November 7, 2023.

SCIENCE 37 Holdings, Inc.

By:	/s/ David Coman
	Name:	David Coman
	Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of David Coman, Mike Zaranek, and Christine Pellizzari, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and any subsequent registration statements pursuant to Rule 462 of the Securities Act, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Coman	Chief Executive Officer and Director	November 7, 2023
David Coman	(Principal Executive Officer)

/s/ Mike Zaranek	Chief Financial Officer (Principal Financial Officer	November 7, 2023
Mike Zaranek	and Principal Accounting Officer)

/s/ Robert Faulkner	Chairman and Director	November 7, 2023
Robert Faulkner

/s/ Bhooshitha B. De Silva	Director	November 7, 2023
Bhooshitha B. De Silva

/s/ John W. Hubbard	Director	November 7, 2023
John W. Hubbard

/s/ Emily Rollins	Director	November 7, 2023
Emily Rollins

/s/ Neil Tiwari	Director	November 7, 2023
Neil Tiwari

/s/ Paul von Autenried	Director	November 7, 2023
Paul von Autenried